EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-151100, 333-145637, 333-125644, 333-110151, 333-76895, 333-71770, 333-76895, 033-57610, 333-29667, 333-09383) of Trident Microsystems, Inc. of our report dated July 23, 2009 relating to the statements of net assets acquired and liabilities assumed as of December 31, 2007 and 2008 and the related statements of direct revenues and direct operating expenses for each of the three years ended December 31, 2006, 2007 and 2008 of Frame Rate Converter, Demodulator, and Audio Product Lines of Micronas Semiconductor Holding AG, Zurich/Switzerland which appears in the Current Report on Form 8-K/A of Trident Microsystems, Inc. dated July 28, 2009 .
/s/ PricewaterhouseCoopers AG Wirtschaftsprüfungsgesellschaft
Freiburg, Germany
July 24, 2009

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